Exhibit I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Twitter, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

DATED: February 13, 2014.

/s/ Evan Clark Williams
Evan Clark Williams
OBVIOUS, LLC
/s/ Evan Clark Williams
Evan Clark Williams Managing Member